Exhibit 99.1

NEWS RELEASE: May 9, 2006

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Reports Earnings Per Share of $0.18 for Third Quarter

TORRANCE, CALIF. – (BUSINESS WIRE) – May 9, 2006 – Farmer Bros. Co. (Nasdaq: FARM) today reported net income of $2.5 million or $0.18 per share for its third fiscal quarter ended March 31, 2006, compared with $0.9 million or $0.06 per share in the same quarter last year. For the first nine months, the Company reported net income of $5.5 million or $0.40 per share in fiscal 2006, up from a net loss of $1.7 million or $0.13 per share last year.

“We are pleased to maintain operations in our historic ranges, and we are encouraged by the continuing progress of our initiatives to strengthen our operations and stimulate sales,” said Guenter Berger, Chairman and CEO.

Sales for the quarter increased to $53.6 million, a gain of 7% over last year, and increased to $156.9 million for the first nine months, a 6% gain. These gains primarily reflected price increases in the wake of last year’s sharp rise in the costs of green coffee. While the cost of goods sold rose, the Company gross profit increased in the third quarter by 9% over than last year, improving its gross profit margins to 60%, up from 58% a year ago.

Selling, general and administrative expenses in the third quarter were 1% higher than last year and 7% higher than in the second quarter of this fiscal year. Fuel costs accounted for 6% of SG&A in the first nine months of 2006, rising 28% over the same nine-month period last year. The SG&A expenses also reflected the effects of continuing changes to the Company’s operations, including ongoing initiatives to improve the sales and marketing programs and distribution networks.

Other Net Income (Expense) in the third quarter was income of $1.2 million compared with last year’s loss of $3.0 million. The 2005 result reflected a volatile increase in green coffee costs, which led to a decrease in the value of futures and options contracts that the Company used to hedge against a decline in coffee prices in the future.

The Company ended the quarter with cash and short-term investments of $179.1 million, up 5% from $170.1 million at Dec. 31, 2005.

Management continues to implement the initiatives described during the annual stockholders’ meeting in November:

•                  New packaging has been designed for all product lines, and will be implemented during fiscal 2007. The Company is rolling out new point-of-sale materials that mirror the new packaging. The updated branding can be viewed on the Company’s web site.

•                  The newly formed National Accounts organization is fully staffed and has begun seeking business from larger customers, including fast-growing chain restaurants. Management expects these initiatives to add more than $1 million in SG&A expenses during fiscal 2007. This organization has been staffed with some of the Company’s most experienced sales people, most of whom had been serving as branch office managers. As a result of their moves, approximately 20% of the Company’s branch managers are new to their jobs.

•                  Some branch offices and sales routes have been realigned to better reflect business requirements and to make the sales and distribution system more efficient. This has led to the elimination of certain positions. Management expects the reductions in force to result in a payroll savings of approximately $900,000 by fiscal 2007.

•                  With higher-than-normal employee turnover in the wake of the organization-wide changes, management is directing its efforts on training and hiring programs. As previously announced, the Company has delayed the implementation of the sales-focused component of its information systems to the second half of fiscal 2007.

•                  New products are being launched. Management expects these products to generate $800,000 in incremental new revenue in 2007, and believes they will create new opportunities for the sales team to engage with customers and cross-sell other products.

•                  The Company plans to expand to new geographical markets east of its current service area.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend for 52 consecutive years, increased the dividend in each of the last seven consecutive years, and its stock price has grown on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this report regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and the quarterly report filed by the Company on Form 10-Q and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Net sales	$53,561	$50,271	$156,935	$148,199
Cost of goods sold	21,522	20,928	62,857	59,319
Gross profit	$32,039	$29,343	$94,078	$88,880

Selling expenses	26,017	23,943	75,102	68,492
General and administrative expenses	5,955	7,567	16,884	20,854
Operating expenses	$31,972	$31,510	$91,986	$89,346
Income from operations	$67	$(2,167)	$2,092	$(466)

Other income (expense):
Dividend income	911	850	2,661	2,584
Interest income	1,181	738	3,061	1,799
Other, net income (expense)	1,226	(3,019)	(197)	(11,241)
Total other income (expense)	$3,318	$(1,431)	$5,525	$(6,858

Income (loss) before taxes	3,385	(3598)	7,617	(7,324)

Income tax expense (benefit)	922	(4,454)	2,069	(5,609)

Net income (loss)	$2,463	$856	$5,548	$(1,715)

Net income (loss) per common share	$0.18	$0.06	$0.40	$(0.13)

Weighted average shares outstanding	13,910,523	13,687,840	13,865,637	13,621,390

Dividends declared per share	$0.105	$0.100	$0.315	$0.300

Contacts:

Jim Lucas / Whitney Hays

Abernathy MacGregor Group

(213) 630-6550